Exhibit 99.3

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David A. Martin, Insituform
636-530-8033

For Immediate Release

INSITUFORM RESPONDS TO NICKOLAS VANDE STEEG LETTER

CHESTERFIELD, MO, JUNE 17, 2008 – Insituform Technologies, Inc. (Nasdaq Global Select Market: INSU) today announced that Alfred L. Woods, the company’s Chairman of the Board, sent a letter to Nickolas W. Vande Steeg in response to Mr. Vande Steeg’s letter dated June 17, 2008.

The Board of Directors of Insituform remains committed to adding additional highly-qualified directors to the Board, including a qualified individual to replace Mr. Vande Steeg.

The complete text of Mr. Woods’ letter follows:

June 17, 2008

VIA E-MAIL (nvan43@verizon.net)
AND U.S. FIRST CLASS MAIL

Nickolas W. Vande Steeg
P.O. Box 620865
Las Vegas, Nevada 89162-0865

Dear Nick,

I was surprised and disappointed to receive your communication this morning in which you recharacterized the reasons for your resignation as a director of Insituform Technologies a full eleven days after your actual resignation from the Board.  At the time of your June 6 resignation, you stated:

“After careful review of the Directors handbook including scheduled meetings for 2008 and 2009, I regretfully must decline the offer to serve as a Director of the company.  I take serving in this capacity very seriously and after review, am convinced that I could not serve in a manner equal to the assignment. Best wishes to you and the Company.”

On this basis, we filed a Form 8-K on June 12 (as required under the federal securities laws) disclosing that you had tendered your resignation as a director of the Company for the reasons you gave in your above communication.  We did not issue a press release on the issue or editorialize publicly in any manner on your decision.

I feel compelled to respond to this second communication from you, which I understand has been issued as a press release by Water Asset Management.  From your election as a director of the Company, we dealt with you in a fair, amicable and professional manner.  During our only telephone conversation on Friday, May 30, you indicated your personal conflicts with our previously scheduled Board meetings.  In an e-mail dated Monday, June 2, I indicated a willingness to work to reschedule the December Board meeting to accommodate your schedule.  I also informed you that I sent you the notice of the June 11 telephonic Board meeting.  In addition, I asked our general counsel to forward you a copy of the Directors Handbook and indicated that we were anxious to arrange for you to meet with management and to visit our headquarters and field operations.

Your response later on June 2, you tentatively proposed meeting with management “probably late August or Sept.”  You also suggested to me that you would like to bring to these meetings the CEO of Lean Horizons as well as a “Shareholder.”   The next correspondence I received from you was your resignation from the Board on Friday, June 6.  At no time did we make any objection to nor did we ignore your requests to meet with Joe Burgess and other members of management or to your bringing the CEO of Lean Horizons or a “Shareholder” to any meetings or any other requests.  For you to suggest otherwise is completely contrary to the facts.

In fact, we made every effort to welcome you to the Board and assured you that your participation on the Board was very important to the Company given the circumstances of your election.  Our Board invited you to serve on its Strategic Planning Committee, the key Committee dealing with the Company’s business strategy and initiatives.  As indicated in my e-mail to you on Monday, June 9, we were disappointed to receive your resignation.  I reiterated that we welcomed your participation on the Board and regretted your decision not to serve.  I even asked you to reconfirm your decision to resign so as to be certain that we were interpreting your correspondence correctly, which you did in an e-mail on June 9.

Your allegations of unfavorable treatment are unfounded and regrettably were made without your attending a single Board meeting or meeting any of our other directors or management.  You elected to resign three business days before our June 11 telephonic Board meeting, the first meeting following the Annual Meeting.

We are puzzled by your assertion that you were being “circumvented from actively pursuing the Shareholder’s Mandate by signing the Board’s Code of Ethics.”  The Company’s Code of Conduct and the enforcement mechanism of having all directors, officers and employees execute an acknowledgment of the Code of Conduct every two years is a requirement of the Nasdaq Stock Market.  There is no special exception, as you seem to be asserting, in the Nasdaq rules, the federal securities laws or Delaware law from the fiduciary duty of directors to all stockholders or any recognition of a non-“Traditional Form” director as you have characterized yourself.  The execution of the certification has been required of every director since the implementation of the Code of Conduct in 2002.  A request that you do the same was typical, customary and required by law, as you must know from your service on other public company boards.

Now that we have received your further communication on the reasons for your resignation, we are required to file your communication on a Form 8-K, which we will do.  We will also file this letter as well as the e-mails evidencing our prior communications to be certain that the public record is accurate on these issues.

Very truly yours,

Alfred L. Woods
Chairman of the Board
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Insituform Technologies Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and other underground piping systems without digging or disruption. More information about Insituform is available on its Internet site at www.insituform.com.

Insituform®, the Insituform® logo and Clean water for the world® are the registered trademarks of Insituform Technologies, Inc. and its affiliates.